                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               WYLE ELECTRONICS
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                                 Common Stock
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

                      12,532,669 shares at March 18, 1996
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

                                      N/A
     -------------------------------------------------------------------------


     (5) Total fee paid:

                                     $125
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                [LOGO OF WYLE]

                            15370 BARRANCA PARKWAY
                                P.O. BOX 19675
                         IRVINE, CALIFORNIA 92713-9675

                                ---------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1996

                                ---------------

  The Annual Meeting of Shareholders of Wyle Electronics (the "Company") will be held on Tuesday, May 14, 1996, at 2:00 p.m., local time, at the Company's Value-Added Distribution Center, located at 1955 East Sky Harbor Circle North, Phoenix, Arizona 85034. Please refer to the map on the outside back cover of the accompanying Proxy Statement for directions to the Annual Meeting location.

  The meeting will consider the following business, which is described in the accompanying Proxy Statement:

  1. To elect three directors to the Board of Directors for a term of three years. The nominees for election to the Board of Directors are named in the attached Proxy Statement.

  2. To approve amendments to the Company's 1995 Stock Incentive Plan.

  3. To ratify the selection of Arthur Andersen LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 1996.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 18, 1996, as the record date for determining those shareholders who will be entitled to notice of and to vote at the meeting or at any adjournment thereof.

  ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. PLEASE EXECUTE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. YOUR PROMPTNESS IN RETURNING THE PROXY WILL ASSIST IN THE EXPEDITIOUS AND ORDERLY PROCESSING OF THE PROXIES. IF YOU RETURN YOUR PROXY, YOU MAY NEVERTHELESS ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON IF YOU WISH. YOU MAY ALSO REVOKE YOUR PROXY PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT 15370 BARRANCA PARKWAY, P.O. BOX 19675, IRVINE, CALIFORNIA 92713-9675 OR BY EXECUTING A SUBSEQUENT PROXY AND DELIVERING THE SUBSEQUENT PROXY TO THE SECRETARY OF THE COMPANY AT THE ANNUAL MEETING.

                                    By Order of the Board of Directors


                                    [SIGNATURE LOGO]

                                    Stephen D. Natcher
                                    Secretary

Irvine, California
March 29, 1996

                                [LOGO OF WYLE]

                            15370 BARRANCA PARKWAY
                                P.O. BOX 19675
                         IRVINE, CALIFORNIA 92713-9675

                               ---------------

                               PROXY STATEMENT
                               MARCH 29, 1996

                               ---------------

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wyle Electronics (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 14, 1996, at 2:00 p.m., local time, at the Company's Value-Added Distribution Center, located at 1955 East Sky Harbor Circle North, Phoenix, Arizona 85034 (the "Annual Meeting").

  If the accompanying proxy is signed properly, dated and returned, the shares represented thereby will be voted in accordance with the specifications therein. Your proxy may be revoked at any time before its exercise by filing with the Secretary of the Company, at 15370 Barranca Parkway, P.O. Box 19675, Irvine, California 92713-9675, a written notice of revocation or an executed proxy bearing a later date. The execution of the enclosed proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting and desire to vote in person.

  The expense of soliciting proxies will be borne by the Company. It is contemplated that proxies of registered shareholders will be solicited principally through the use of the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by other appropriate means. The Company has engaged Corporate Investor Communications, Inc. to deliver the Company's proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to their beneficial owners, and to solicit proxies from brokers, nominees, fiduciaries and other custodians. The cost of this service is approximately $5,000 plus out-of-pocket expenses. Although there is no formal agreement to do so, the Company will also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

  This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 29, 1996.

VOTING SECURITIES

  On March 18, 1996, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, 12,532,669 shares of the Company's Common Stock were outstanding and entitled to vote.

  Votes cast by proxy or in person at the Annual Meeting will be counted by an appointed inspector of election. The inspector of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

  The inspector of election will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote or that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.

  In the election of directors, shares present but not voting will be disregarded (except for quorum purposes) and the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by those shares will be elected and votes cast against a candidate or votes withheld will have no legal effect. Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card.

  Each shareholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting.

ELECTION OF DIRECTORS
(PROPOSAL 1)

  At the 1995 Annual Meeting of Shareholders, the shareholders approved a proposal to create a classified Board of Directors, pursuant to which three directors were elected for a one-year term (Class I directors), three directors were elected for a two-year term (Class II directors) and three directors were elected for a three-year term (Class III directors), in each case until his or her successor is duly elected and qualified. Thereafter, each class of directors is subject to election every third year and will serve for a three-year term for so long as the Board remains classified into three classes, or would be subject to election every second year and would serve a two-year term in the event the Board were classified into two classes as a result of a decrease in the number of directors to less than nine.

NOMINEES AS CLASS I DIRECTORS

  Three persons have been nominated for election at the Annual Meeting to serve as Class I directors for a three-year term. All three nominees named are now serving as directors and have been previously elected by the shareholders. Unless otherwise specified on the proxy, each proxy will be voted FOR the Board's nominees. If any nominee becomes unavailable for election for any reason which is not now foreseen, the proxies may be voted for the election of some other qualified person. The following table sets forth certain information with respect to each Class I director nominee:

                JACK S. KILBY, 72, has been an independent consultant in electronic engineering for more than 17 years. From 1958 to 1970, Mr. Kilby was employed by Texas Instruments Incorporated, where he invented the monolithic integrated circuit, which, along with his other accomplishments, led to
 [PHOTO]        his induction into the National Inventors Hall of Fame. Mr.
                Kilby is also currently Chairman of the Department of Defense Advisory Group on Electron Devices. He is a member of the Audit Committee. Mr. Kilby was first elected a director in 1988 and is a Class I director. He is also a director of Benchmarq and Tech Electro Industries.


                KIRK WEST, 59, is President of the California Chamber of Commerce and has served in that capacity since 1986. Prior to 1986, he served as Secretary of Business, Transportation and
 [PHOTO] Housing of the State of California. He is Chairman of the Nominating Committee. Mr. West was first elected a director in 1995 and is a Class I director. He is also a director of Blue Shield of California.


                FRANK S. WYLE, 76, is Founder Chairman and has been a consultant to the Company for more than five years. Formerly,
 [PHOTO] he served as Chairman of the Board. He is a member of the Executive and Executive Compensation Committees. Mr. Wyle was first elected a director in 1953 and is a Class I director.

CONTINUING DIRECTORS

  The remaining six directors were elected at the 1995 Annual Meeting of Shareholders. The three directors identified as Class II directors will continue to serve until the 1997 Annual Meeting of Shareholders and the three directors identified as Class III directors will continue to serve until the 1998 Annual Meeting of Shareholders. At their respective Annual Meetings of Shareholders, each director class is eligible to be elected to serve a three-year term.

Class II Directors

                MICHAEL R. CORBOY, 65, is President and Chief Executive Officer of Corboy Investment Company and has served in that capacity since 1992. He served as Chairman of the Board and Chief Executive Officer of Amtech Corporation from 1987 to
[PHOTO] 1992. He is Chairman of the Audit Committee and a member of the Executive Compensation Committee. Mr. Corboy was first elected a director in 1995 and is a Class II director. He is also a director of Aquinas Funds, Family Hospice, Inc., NetSpeed, Inc. and Zygo Corporation.


                EDWARD SANDERS, 73, is a principal in the law firm of Sanders, Barnet, Goldman, Simons & Mosk, A Professional Corporation. He is Chairman of the Executive Compensation Committee and a
[PHOTO] member of the Audit Committee. Mr. Sanders was first elected a director in 1980 and is a Class II director. He is also a director of City National Corporation and City National Bank.


                STANLEY A. WAINER, 69, has served as Chairman of the Executive Committee since June 1991 and as a consultant to the Company from August 1991 to July 1994. From 1988 to 1991, he was Chairman of the Board and from 1985 to 1988 served as Chairman of the Board and Chief Executive Officer. He is a member of
[PHOTO] the Audit, Executive, Executive Compensation and Nominating Committees. Mr. Wainer was first elected a director in 1966 and is a Class II director. He is also a director of Liberty Mutual Insurance Company; Liberty Mutual Fire Insurance Company; and Liberty Financial Companies, Inc.

Class III Directors

                CHARLES M. CLOUGH, 67, is Chairman of the Board of the Company. He retired as an employee from the Company effective March 31, 1995, and continues to serve as Chairman of the Board. Mr. Clough joined the Company in 1982 as Executive Vice President of the Company and President of its Electronics Marketing Group, became President and Chief Operating Officer of the Company in 1985, was elected President and Chief
[PHOTO] Executive Officer of the Company in June 1988, became Chairman, President and Chief Executive Officer of the Company in June 1991, was elected Chairman and Chief Executive Officer in June 1992 and assumed his current position effective April 1, 1995. He is a member of the Executive and Nominating Committees. Mr. Clough was first elected a director in 1984 and is a Class III director.

                THEODORE M. FREEDMAN, 65, served as a consultant to the Company from his retirement in January 1992 until December 1995, and served for more than two years prior to his
[PHOTO] retirement as Executive Vice President-Finance and Treasurer, Chief Financial Officer of the Company. He is a member of the Audit Committee. Mr. Freedman was first elected a director in 1982 and is a Class III director.


                RALPH L. OZORKIEWICZ, 49, is President and Chief Executive Officer. He joined the Company in March 1985, was named Executive Vice President of the Electronics Marketing Group in April 1985, was elected President of the Group and Vice
[PHOTO] President of the Company in September 1985, became Executive Vice President of the Company in June 1988, was elected President in June 1992 and assumed his present position effective March 31, 1995. He is a member of the Executive and Nominating Committees. Mr. Ozorkiewicz was first elected a director in 1992 and is a Class III director.


INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors has established an Executive Committee and three functional standing committees with responsibilities in specific areas of Board activity. The Board met ten times during the year ended December 31, 1995; all nominees attended at least 75% of the combined meetings of the Board and their assigned Board committees.

 Audit Committee

  The Audit Committee is composed of five non-employee directors. Its purpose is to review audit and financial reporting matters with representatives of the Company's financial management and its independent certified public accountants. The Committee also selects and recommends to the Board of Directors the independent certified public accountants to audit the Company's financial statements. The Audit Committee also reviews and monitors the Company's financial reports and accounting practices to ensure that they are within acceptable limits of sound practice. To assure complete independence, the certified public accountants have full and free access to meet with the Audit Committee, with or without management representatives present, to discuss the results of their examinations, the adequacy of internal accounting controls and the quality of financial management and reporting. The Audit Committee met twice during the year ended December 31, 1995.

 Executive Committee

  The Executive Committee is composed of one employee director and three non-employee directors. This committee has broad authority to carry out the functions of the Board in the periods between meetings of the Board of Directors. The Executive Committee did not meet during the year ended December 31, 1995.

 Executive Compensation Committee

  The Executive Compensation Committee is composed of four non-employee directors. The Executive Compensation Committee recommends to the Board the establishment and modification of executive compensation plans and programs. It considers and recommends to the Board remuneration arrangements for senior management earning more than $225,000 a year, as well as the compensation for the executive officers of the Company. The Executive Compensation Committee also grants awards and administers the various stock option and stock incentive plans of the Company, and determines the compensation for non-employee directors. The Executive Compensation Committee met six times during the year ended December 31, 1995.

 Nominating Committee

  The Nominating Committee is composed of one employee director and three non-employee directors. Its purpose is to consider and recommend to the Board its proposed slate of directors for submission to the shareholders at the Company's Annual Meeting of Shareholders. The Nominating Committee will consider shareholder nominations for the 1997 Annual Meeting of Shareholders, which must be submitted in writing to the Company not earlier than February 13, 1997 and not later than March 14, 1997. The Nominating Committee met once during the year ended December 31, 1995.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE THREE NOMINEES LISTED ABOVE. PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THE PROXY.

SECURITY OWNERSHIP

  The following table sets forth certain information with respect to shares of the Company's outstanding Common Stock which are held by: (i) each director and executive officer of the Company; (ii) all directors and executive officers of the Company as a group; and (iii) the only persons known to the Company to be the beneficial owners of more than five percent of such Common
Stock:

                                          AMOUNT AND
                                          NATURE OF
                                          BENEFICIAL               PERCENT
                 NAME                    OWNERSHIP(1)              OF CLASS
                 ----                    ------------              --------
By Directors:
  Charles M. Clough                         54,438(2)(3)                *
  Michael R. Corboy                          3,667(5)                   *
  Theodore M. Freedman                       4,098                      *
  Jack S. Kilby                              9,001(5)                   *
  Ralph L. Ozorkiewicz                      72,636(2)(4)                *
  Edward Sanders                             4,912(5)                   *
  Stanley A. Wainer                          5,001(5)                   *
  Kirk West                                  2,667(5)                   *
  Frank S. Wyle                            240,752(5)(6)             1.92%
By Executive Officers: (3)
  Joseph A. Adamczyk                        52,428(4)                   *
  R. Van Ness Holland, Jr.                  74,690(4)                   *
  James N. Smith                            33,685(4)                   *
By All Directors and Executive Officers    590,426(3)(4)(5)(6)(9)    4.71%
 as a Group (12 persons)
By Five Percent Holders:
  Nicholas-Applegate Capital Management    793,583(7)                6.41%
   600 West Broadway
   San Diego, California 92101
  AIM Management Group, Inc.               723,000(8)                5.80%
   11 Greenway Plaza
   Houston, Texas 77046

--------
 *  Represents holdings of less than one percent.
(1) Unless otherwise indicated, all shares are owned beneficially by the specified individual with sole voting and investment power. Shareholdings of directors and executive officers are shown as of March 18, 1996.
(2) Until his retirement effective March 31, 1995, Mr. Clough was also an executive officer. Mr. Ozorkiewicz is also an executive officer.
(3) Mr. Clough, a current director and Chief Executive Officer until his retirement effective March 31, 1995, holds nonqualified stock options granted under a Company stock incentive plan exercisable within 60 days to purchase an aggregate of 30,000 shares of the Company's Common Stock. These shares are shown as beneficially owned and considered to be outstanding for calculating the percentage of ownership for Mr. Clough and directors and executive officers as a group.
(4) Messrs. Ozorkiewicz, Adamczyk, Holland and Smith as executive officers hold stock options granted under the Company's stock option and stock incentive plans exercisable within 60 days of March 18, 1996 to purchase an aggregate of 37,775; 31,952; 54,001; and 22,701 shares of the Company's Common Stock, respectively. Such shares are shown as beneficially owned by each person named above. These shares have also been considered to be outstanding for purposes of calculating the percentage of ownership of each such person and directors and executive officers as a group.
(5) Messrs. Corboy, Kilby, Sanders, Wainer, West and Wyle hold nonqualified options under the Eligible Director's Stock Option Plan exercisable within 60 days of March 18, 1996 to purchase respectively 1,667, 5,001, 3,334, 5,001, 667 and 5,001 shares of the Company's Common Stock. Such shares are shown as beneficially owned by each person named above. These shares have also been considered to be outstanding for purposes of calculating the percentage of ownership of each such person and directors and executive officers as a group.

(6) Mr. Frank S. Wyle owns 309 shares outright with sole voting and investment power. As to 229,934 shares, Mr. Wyle is the grantor and trustee of the Frank and Edith Wyle 1980 Revocable Trust which holds such shares. The trust can be revoked at any time by Mr. Wyle. The amount shown also includes 5,148 shares owned by his wife, Mrs. Edith R. Wyle.
(7) Nicholas-Applegate Capital Management, a California limited partnership and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, filed a Schedule 13G under the Securities Exchange Act of 1934 (the "'34 Act"), reporting the beneficial ownership of these shares as of December 31, 1995, with sole power to vote 584,627 shares and sole power to dispose of 793,583 shares. The total reported reflects the latest information available to the Company as to share ownership on behalf of this shareholder.
(8) AIM Management Group, Inc., a parent holding company within the meaning of the '34 Act, filed a Schedule 13G under the '34 Act reporting the beneficial ownership, including sole voting and disposition power of all such shares, as of December 31, 1995, by its subsidiaries, AIM Advisors, Inc. and AIM Capital Management, Inc., investment advisors registered under Section 203 of the Investment Advisers Act of 1940. The total reported reflects the latest information available to the Company as to share ownership on behalf of this shareholder.
(9) Certain officers of the Company are members of the committee which administers the Company's pension plan (see below for a description of the plan) and are trustees of a trust which owns for the benefit of the plan participants 29,611 shares of the Company's Common Stock, and in such capacity those officers share voting and investment power over such shares. These shares have not been included in calculating the amount or percentage of beneficial ownership of each individual director/executive officer; however, these shares have been included in the amount and percentage of beneficial ownership of all directors and executive officers as a group.

DIRECTOR COMPENSATION

  The Executive Compensation Committee is charged with the determination of compensation for non-employee directors.

  Each director who is not an employee of the Company receives compensation for services as a director at an annual rate of $27,500. Each non-employee director is also paid $1,000 for each committee of which he is a member, $2,500 for each committee of which he is the chairman, and a per meeting fee of $750 for each special board and committee meeting attended.

  The Company provides a Deferred Compensation Plan for its non-employee directors. The plan provides that the directors may elect, prior to December 31st of each year, to defer all or a part of their compensation for the following year, which deferral will continue until the election is revoked. The compensation deferred accrues interest at the Bank of America prime rate. The compensation deferred and any accrued interest will be paid to each participant in 120 equal monthly installments commencing on the 15th day of the month following the month the person ceases to be a director, absent a prior election to receive benefits in another manner. The plan also provides for various payment terms to beneficiaries in the event of death. The Company has entered into agreements to secure funding of these benefits under certain circumstances.

  The Company provides an Outside Directors Retirement Plan for its non-employee directors. Participation is automatic, and benefits become payable upon a director's serving at least five consecutive years as an outside director. The plan provides for benefit payments after a director's retirement in an amount representing 100% of the annual director retainer in effect at the time of his or her retirement for the number of years equal to the director's service as an outside director, with a maximum benefit of ten years. Payments are made only during a director's lifetime, with no survivor benefits being paid after death. The plan provides for the acceleration of benefits upon the occurrence of certain involuntary changes of control of the Company.

  The Company established with shareholder approval the 1993 Eligible Directors' Stock Option Plan covering 125,000 shares of the Company's Common Stock, pursuant to which eligible non-employee directors may each receive nonqualified stock options covering a maximum of 10,000 shares of the Company's Common Stock in 5,000 share increments effective October 1, 1993 and every October 1st thereafter at an exercise price equal to the fair market value on the date of award.

  On July 31, 1984, Mr. Frank S. Wyle retired from full-time employment with the Company and currently serves under contract as a consultant to the Company. For his consulting services, Mr. Wyle is entitled to compensation of $250,000 for each twelve-month period, which amount is adjusted upward annually for any increase in the consumer price index after December 31, 1980 (an adjusted base of $421,750 for the year ended December 31, 1995), less the sum of any amounts received pursuant to social security and amounts received under the Company's pension plan. During the year ended December 31, 1995, the amount paid by the Company under this agreement was $341,865. The agreement also provides that in the event of certain involuntary changes of control of the Company, Mr. Wyle may be entitled to an acceleration of a portion of the payments due under his contract. The agreement further provides, among other things, for medical and life insurance coverages, disability benefits, office space for his use and secretarial services. Please see also "Certain Transactions" herein.

  Mr. Freedman retired from full-time employment with the Company on January 31, 1992, and served as a consultant to the Company until December 13, 1995 and he received no further payments after that date. For his consulting services, Mr. Freedman was paid at an annual rate of $175,000. The agreement with Mr. Freedman provided, among other things, for the continuation of group life and other insurance coverages and part-time use of office space and secretarial services until December 31, 1995.

  Effective January 1, 1995, Mr. Clough and the Company entered into an agreement (the "Agreement") which superceded his employment agreement dated February 1, 1989, as amended. Pursuant to the Agreement, Mr. Clough served as Chairman of the Board and Chief Executive Officer until he retired as an employee effective March 31, 1995, at which time he continued to serve as Chairman of the Board and will serve as Chairman until the later of the 1998 Annual Meeting of Shareholders or June 30, 1998. From January 1, 1995 through March 31, 1995, Mr. Clough received a salary of $75,000 per month and, effective April 1, 1995, he receives an annual fee of $250,000 payable monthly to be inclusive of all director and committee fees. The Agreement provides further that he is entitled to outside director benefits as may be in effect from time to time, office space, secretarial services and the transfer of title to his Company-provided car at the time he retired.

            EXECUTIVE OFFICERS' COMPENSATION AND OTHER INFORMATION

COMPENSATION AND RELATED MATTERS

  The following table sets forth for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, a summary of all annual and long term compensation for the Chief Executive Officers and the three executive officers (other than the Chief Executive Officers) who were serving as executive officers at the end of the fiscal year ended December 31, 1995. In November 1993, the Company changed its fiscal year end from January 31 to December 31; accordingly, fiscal year December 31, 1993 is an eleven-month fiscal year.

                        SUMMARY COMPENSATION TABLE (A)

                                                                 LONG TERM
                                                                COMPENSATION
                                       ANNUAL COMPENSATION         AWARDS
                                   ---------------------------- ------------
          (A)                                        RESTRICTED     (G)            (I)
        NAME AND            (B)      (C)      (D)      STOCK      OPTIONS/      ALL OTHER
       PRINCIPAL           FISCAL   SALARY  BONUS(B)   AWARDS     SARS(D)    COMPENSATION(E)
        POSITION            YEAR     ($)      ($)    ($)(B)(C)      (#)            ($)
       ---------          -------- -------- -------- ---------- ------------ ---------------
Charles M. Clough         12/31/95 $225,000 $    -0-  $    -0-        -0-       $    -0-
 Chairman and Chief       12/31/94  435,000  467,712       -0-        -0-            -0-
 Executive Officer        12/31/93  398,750  293,480       -0-     50,000            -0-
 to March 31, 1995;
 Chairman of the Board
 thereafter
Ralph L. Ozorkiewicz      12/31/95  400,000  280,000   536,355     30,000         43,549
 President and Chief      12/31/94  300,000  210,000    72,226     45,000         43,549
 Operating Officer        12/31/93  275,000  164,450       -0-     20,000         42,498
 to March 31, 1995;
 President and Chief
 Executive Officer
 thereafter
Joseph A. Adamczyk        12/31/95  260,000  169,000   319,116     20,000         23,453
 Executive Vice Presi-    12/31/94  240,000  156,000    53,658     15,000         23,453
 dent and Chief           12/31/93  201,667  122,815       -0-     15,000         23,153
 Operating Officer
R. Van Ness Holland, Jr.  12/31/95  250,000  150,000   178,571      8,500         12,601
 Executive Vice           12/31/94  230,000  149,500    69,164     10,000        139,961
 President-Finance and    12/31/93  210,833  116,380       -0-     15,000         12,251
 Treasurer, Chief
 Financial Officer
James N. Smith            12/31/95  225,000  112,500   235,207     12,000         17,340
 President of Liberty     12/31/94  180,000  102,850       -0-     10,000         14,281
 Contract Services        12/31/93  137,500   89,003       -0-     15,000         43,372

--------
(A) Columns (e) "Other Annual Compensation" and (h) "LTIP Payouts" are omitted from the table as there was no such compensation awarded to, earned by, or paid to any of the named executive officers in any fiscal year covered by the table.

(B) The Company has an executive incentive compensation program for executive officers based on the Company's financial performance as well as the personal performance of the individual. Total incentive targets for each person are set at the beginning of each year. For Messrs. Ozorkiewicz, Adamczyk and Holland, in 1995 and 1994, and for Mr. Smith in 1995, actual incentive amounts earned in excess of their respective total incentive targets were paid in shares of restricted stock in lieu of cash. These shares vest in equal annual installments over three years from date of award. Please see footnote (C) for restricted stock award detail. For the year ended December 31, 1993, salary and cash bonus awards were adjusted to reflect the shorter eleven-month period. Please also see "Report of the Executive Compensation Committee" herein.

(C) Dollar amounts shown equal the number of shares of restricted stock multiplied by the stock price on the award date or at year-end as shown below and do not take into account diminution of value attributable to restrictions applicable to the shares. Awards for 1995 and 1994 represent earned incentive compensation, including that for personal performance, in excess of the individual's total incentive target and was paid in shares of restricted stock in lieu of cash.

                         1995 RESTRICTED STOCK AWARDS

                                                                  AWARDED ON
                                                 AWARDED ON        11/27/95
                                              1/17/96 @ $28.75    @ $37.875
                                              ---------------- -----------------
      NAME                                    $ VALUE # SHARES $ VALUE  # SHARES
      ----                                    ------- -------- -------- --------
      R. L. Ozorkiewicz...................... $81,363  2,830   $454,992  12,013
      J. A. Adamczyk.........................  49,105  1,708    270,011   7,129
      R. V. Holland, Jr. ....................  43,585  1,516    134,986   3,564
      J. N. Smith............................  32,689  1,137    202,518   5,347

                         1994 RESTRICTED STOCK AWARDS

                                                 AWARDED ON
                                                   1/26/95
                                                  @ $22.00
                                              ----------------
                                              $ VALUE # SHARES
                                              ------- --------
      R. L. Ozorkiewicz...................... $72,226  3,283
      J. A. Adamczyk.........................  53,658  2,439
      R. V. Holland, Jr. ....................  69,164  2,337
      J. N. Smith............................     -0-    -0-

    The number and dollar value of shares of restricted stock held on December 31, 1995, based upon the closing price of the Common Stock of $35.125 at year-end were: Mr. Clough--0 shares; Mr. Ozorkiewicz--15,296 shares ($537,272); Mr. Adamczyk--9,568 shares ($336,076); Mr. Holland--6,901 shares ($242,398); and Mr. Smith--5,347 shares ($187,813). Year-end data exclude shares awarded on January 17, 1996 at $28.75 per share reflected in the 1995 Restricted Stock Awards table above. Recipients of restricted stock awards are entitled to dividend and voting rights.

(D) The amounts reflected in this column represent grants of stock options only.
(E) The amounts shown in this column for the last three fiscal years represent, for Messrs. Ozorkiewicz and Adamczyk, Company paid split-dollar insurance premiums; represent for Mr. Holland in 1995 and 1993 split-dollar insurance premiums and for 1994 split-dollar insurance premiums of $12,301 and Company paid relocation expenses of $127,360 (consisting of $69,630 in reimbursed expenses and $57,730 in related income taxes payable); and represent for Mr. Smith in 1995 split-dollar insurance premiums and in 1994 and 1993 Company paid relocation expenses of $13,981 (consisting of $10,860 in reimbursed expenses and $3,121 in related income taxes payable) and $43,372 (consisting of $32,288 in reimbursed expenses and $11,084 in related income taxes payable), respectively. See "Insurance Benefits" herein. The amounts for 1995 and 1994 also include Company matching contributions of $300 under the Capital Accumulation Plan for each person named in the table.

STOCK OPTIONS

  The following table reflects information as to stock options granted for those named individuals above in the Summary Compensation Table, during the year ended December 31, 1995, and other information relating thereto:

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                    GRANT DATE
                        INDIVIDUAL GRANTS                             VALUE
------------------------------------------------------------------- ----------
        (A)               (B)          (C)        (D)       (E)        (F)
                       NUMBER OF    % OF TOTAL
                       SECURITIES  OPTIONS/SARS EXERCISE
                       UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                      OPTIONS/SARS EMPLOYEES IN  PRICE   EXPIRATION  PRESENT
        NAME          GRANTED (#)  FISCAL YEAR   ($/SH)     DATE    VALUE ($)
--------------------  ------------ ------------ -------- ---------- ----------
                        (A),(B)                   (C)                  (D)
Charles M. Clough         -0-          -0-%      $  -0-     --       $    -0-
Ralph L. Ozorkiewicz     30,000         31%       37.88   11/27/05    418,500
Joseph A. Adamczyk       20,000         21%       37.88   11/27/05    279,000
R. Van Ness Holland,
 Jr.                      8,500          9%       37.88   11/27/05    118,575
James N. Smith           12,000         12%       37.88   11/27/05    167,400

--------
(A) Options were granted in the year ended December 31, 1995 under the Company's 1995 Stock Incentive Plan (the "1995 Plan"), and become exercisable in increments of 20% per year beginning one year after the date of grant until fully vested on the fifth anniversary date. No stock appreciation rights ("SARs") were granted. Table excludes nonqualified option grant of 5,000 shares to Mr. Clough under the 1993 Eligible Directors Stock Option Plan
(B) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment, in the Committee's discretion, and acceleration upon the occurrence of certain changes in control of the Company.
(C) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(D) The estimated grant date present value reflected in the above table is determined using the modified Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price on the option of $37.88, equal to the fair market value of the underlying stock on the date of grant; an option term of ten years; an interest rate of 5.93% that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term; volatility of 32.59% calculated using daily stock prices for the one-year period prior to the grant date; dividends at the rate of $0.28 per share representing the annualized dividends paid with respect to a share of Common Stock at the date of grant; and a reduction of approximately 11.38% to reflect the probability of forfeiture due to termination prior to vesting, and 16.68% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The Company does not advocate or agree necessarily that the Black-Scholes model can determine properly the value of an option. The ultimate values of the options will depend on the future market price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

  The following table reflects stock option information for those individuals named in the tables above relating to option exercises during the year ended December 31, 1995, and number and value of exercisable options at year end:

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUE

                                               NUMBER OF
                                              SECURITIES
                                              UNDERLYING   VALUE OF UNEXERCISED
                                              UNEXERCISED      IN-THE-MONEY
                                             OPTIONS/SARS      OPTIONS/SARS
                                               AT FY-END      AT FY-END (B)
                                                (A)(#)             ($)
                                             ------------- --------------------
                    SHARES ACQUIRED  VALUE
                      ON EXERCISE   REALIZED EXERCISABLE/      EXERCISABLE/
       NAME               (#)         ($)    UNEXERCISABLE    UNEXERCISABLE
       ----         --------------- -------- ------------- --------------------
Charles M. Clough       24,000      $489,238 30,000/0      $  543,750/0
Ralph L.
 Ozorkiewicz            12,226       127,626 31,775/95,999    554,921/1,119,733
Joseph A. Adamczyk       8,000       235,500 27,952/53,798    551,229/574,990
R. Van Ness
 Holland, Jr.            4,250        58,181 50,001/37,499  1,103,767/486,608
James N. Smith             -0-           -0- 25,801/34,199    557,693/390,306

--------
(A) Table excludes nonqualified option grant of 5,000 shares to Mr. Clough under the 1993 Eligible Directors' Stock Option Plan.

(B) Calculated by subtracting actual option exercise price from market price at exercise date or at year-end ($35.125 per share), as the case may be, and multiplying the difference by number of shares in each category.

INSURANCE BENEFITS

  The Company provides all executive officers with additional life insurance benefits funded with "split dollar" insurance contracts pursuant to which the covered persons contribute a portion of the premium. Each covered person receives from the Company the amount necessary to fund his portion of the premium. The policies are collaterally assigned to the Company as security for the payments made by the Company. The Company will receive its total premium contributions from the policy's cash value at the time of a participant's retirement or from the proceeds payable in the event of death. Each participant designates his own beneficiaries for the balance of the proceeds.

EMPLOYMENT AGREEMENTS

  Mr. Clough and the Company entered into an agreement dated January 1, 1995 (the "Agreement"). Please see the material under the heading "Director Compensation" above. Messrs. Ozorkiewicz, Adamczyk, Holland and Smith also have employment agreements with the Company which expire on December 31, 1999, and provide that as of January 1, 1995, their annual compensation will not be less than $550,000, $335,000, $312,000 and $262,000, respectively. All agreements (other than Mr. Clough) provide that the executive will be considered in the Company's annual compensation review and incentive compensation program. All agreements provide for termination for cause or in case of death, illness or extended periods during which the individual cannot perform his duties.

  The Agreement with Mr. Clough and the employment agreements with Messrs. Ozorkiewicz, Adamczyk, Holland and Smith provide that each may be entitled to compensation if he is discharged without "Just Cause" or resigns for "Good Reason" prior to or following a "Change in Control", as those terms are defined in the agreements. A "Change in Control" in these agreements and elsewhere is deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d) of the '34 Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the '34 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; or during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period.

  In the event of a discharge without "Just Cause" or a resignation for "Good Reason", Mr. Clough and the executive officers are entitled to receive: (i) all compensation benefits and bonuses due prior to the date of discharge or resignation; and (ii) a lump sum payment equal to the present value of the compensation which would be received by each through the term of the agreement had the resignation or discharge not occurred. Payments which constitute "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") shall be limited to one dollar less than the amount which would cause payments to be subject to the excise tax imposed by
Section 4999 of the Code.

PENSION PLAN AND RELATED RETIREMENT BENEFITS

  The Company maintains currently a non-contributory defined benefit pension plan in which each regular employee not covered by a collective bargaining agreement participates, commencing on the first day of the month next following the date of hire. Benefits are fully vested at the completion of five years of service. The normal retirement age is 65 or five years of service, whichever is later, and the annual retirement benefit is based upon the participant's average of the 5 highest years of compensation over the last 10 years of employment with the Company. Remuneration used in the computation of net annual retirement benefits for executive officers is substantially the same as that reported in the salary and bonus columns in the "Summary Compensation Table," except that the total amount of compensation which may be taken into account in computing benefits earned after January 1, 1994 is limited to $150,000. The plan also provides for early retirement and includes an automatic 50% joint and survivor benefit for married employees at no cost to them for the preretirement survivor protection.

                              PENSION PLAN TABLE

                                               YEARS OF SERVICE
                                 ------------------------------------------------
FIVE YEAR AVERAGE
   REMUNERATION                     10        15        20        25        30
-----------------                --------  --------  --------  --------  --------
   $100,000..................... $ 17,000  $ 25,000  $ 33,000  $ 42,000  $ 50,000
    150,000.....................   25,000    38,000    50,000    63,000    75,000
    200,000*....................   33,000    50,000    67,000    83,000   100,000
    250,000*....................   42,000    63,000    83,000   104,000   125,000*
    300,000*....................   50,000    75,000   100,000   125,000*  150,000*
    350,000*....................   58,000    88,000   117,000   146,000*  175,000*
    400,000*....................   67,000   100,000   133,000*  167,000*  200,000*
    450,000*....................   75,000   113,000   150,000*  188,000*  225,000*
    500,000*....................   83,000   125,000*  167,000*  208,000*  250,000*
    550,000*....................   92,000   138,000*  183,000*  229,000*  275,000*
    600,000*....................  100,000   150,000*  200,000*  250,000*  300,000*
    650,000*....................  108,000   163,000*  217,000*  271,000*  325,000*
    700,000*....................  117,000   175,000*  233,000*  292,000*  350,000*
    750,000*....................  125,000*  188,000*  250,000*  313,000*  375,000*
    800,000*....................  133,000*  200,000*  267,000*  333,000*  400,000*
    850,000*....................  142,000*  213,000*  283,000*  354,000*  425,000*
    900,000*....................  150,000*  225,000*  300,000*  375,000*  450,000*

--------
* Defined benefit plan portion subject to maximums under the Code.

  The table above sets forth the estimated annual benefits payable upon normal retirement, which include benefits payable from the defined benefit plan and the supplementary executive retirement plan to persons in specified remuneration and years-of-benefit service classifications. The accumulated full years of service of Messrs. Clough, Ozorkiewicz, Adamczyk, Holland and Smith are 13, 10, 16, 16 and 8 years, respectively. The benefits presented in the table above are currently subject to a deduction equal to 50% of social security benefits pro-rated for less than 30 years of service at retirement. Amounts presented in the table are straight life annuity benefits. As of January 1, 1996, the maximum annual pension benefit permitted under the Code is the greater of $120,000 or the accrued benefit as of January 31, 1983.

  The Company also has adopted a Supplemental Executive Retirement Plan ("SERP"). Those employees (or beneficiaries) specified by the Employee Benefits Committee for inclusion in the SERP are provided with benefits equal to the retirement benefit which would be provided under the Company's pension plan if certain limitations imposed under the Code were not applicable. Messrs. Clough, Ozorkiewicz, Adamczyk, Holland and Smith are participants. The SERP provides for acceleration of benefits upon the occurrence of certain involuntary changes of control of the Company. The Company has also entered into agreements to secure funding of these benefits under certain circumstances.

  The Company has entered into Supplemental Executive Retirement Agreements, as amended, for the benefit of Messrs. Clough and Freedman. Mr. Clough is a participant in two separate agreements, each of which provides for payments of $50,000 a year for 15 years to him (or his beneficiaries), which payments commenced December 1994. The agreement with Mr. Freedman provides for payments of $50,000 a year for 15 years to him (or his beneficiaries), which payments commenced January 1996. These agreements provide for acceleration of benefits upon the occurrence of certain involuntary changes of control of the Company. The Company has also entered into agreements to secure funding of these benefits under certain circumstances.

  The Company maintains currently a Capital Accumulation Plan ("CAP") for the benefit of all regular employees who either were employed by the Company on July 1, 1985, or have completed one year of service with the Company. The CAP is designed as a tax-qualified retirement plan under Section

401(k) of the Code. CAP participants, at their discretion, may contribute 1% to 15% of their pay, subject to certain limitations, which contributions are invested in one or more of four funds as directed by the participants. Effective January 1, 1994, the Company provided a matching contribution which cannot exceed $300 per year per participant.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

  The following report is designed to assist shareholders in understanding the Executive Compensation Committee philosophy on executive compensation and how this philosophy was applied to the compensation for the year ended December 31, 1995, of Mr. Clough, Chairman and Chief Executive Officer of the Company (until March 31, 1995), Mr. Ozorkiewicz, President and Chief Executive Officer (after March 31, 1995), and the executive officers of the Company, Messrs. Adamczyk, Holland and Smith.

  The charter of the Executive Compensation Committee (the "Committee") is to determine base salary levels, establish and administer the Company's various incentive plans, including the stock incentive and option plans and approve other fringe benefits. In this connection, the Committee reviews annually compensation levels and evaluates the performance of executive officers and certain members of senior management. The Committee reviews with, and makes detailed recommendations to, the Board of Directors concerning all aspects of executive officer compensation, other than stock-based incentives which are within the sole purview of the Committee.

  The Committee has retained as its independent compensation consultant the nationally recognized actuarial and compensation consulting firm of Towers Perrin. During 1995, Towers Perrin met on several occasions with the Committee to review the Company's compensation philosophy, plans and structure, and conducted compensation surveys based on national and competitor data. Towers Perrin prepared and distributed its report and met again with the Committee to discuss its report and recommendations with respect to the executive compensation program elements and appropriateness of compensation levels for each element for each executive officer.

COMPENSATION PHILOSOPHY

  The Company's overall compensation philosophy, which is endorsed by the Committee, is to provide compensation that will attract and retain superior executives to maximize shareholder value. Competitive base salaries are one component consistent with the philosophy. The Committee also believes that a substantial portion of total annual compensation should be "at risk" through short-term incentives relating to measured financial performance and individual achievement. The Committee believes that disclosure of specific performance targets or criteria would place the Company at a competitive disadvantage and may be misleading to shareholders. In addition, the Committee believes that by utilizing the vehicle of stock ownership through the Company's various stock incentive and option plans, alignment of the interests of management with those of its shareholders will occur.

COMPENSATION PROGRAM ELEMENTS

  The Company's executive compensation program consists of three elements:

    . Base salary

    . Short-term incentive compensation

    . Long-term incentive compensation

 Base Salary

  Each executive's base salary is reviewed annually. Salary increases are determined by a number of factors including promotion, performance, inflation, internal equity and increases in levels of responsibility. All salaries are based on sustained individual performance toward the Company's goals and objectives.

 Short-Term Incentive Compensation

  The Company's short-term incentive compensation program for the year ended December 31, 1995 provided annual executive officer compensation opportunities based on the following factors: (i) the Company's return on net assets ("RONA") and earnings per share ("EPS") performance measured against RONA and EPS targets established prior to the beginning of the fiscal year by the Committee and approved by the Board of Directors; and (ii) executive officer personal performance during the year determined in the discretion of the President and Chief Executive Officer and approved by the Committee and the Board of Directors. In the case of the President and Chief Executive Officer, such personal performance is determined in the discretion of the Committee and approved by the Board of Directors. The short-term incentive compensation opportunity for 1995 for the executive officers was weighted two-thirds for financial performance achievement and one-third for discretionary personal performance. For the year ended December 31, 1995, short-term incentive compensation earned in excess of predetermined target levels for each executive officer was paid in shares of restricted stock which vests over a three-year period. Please see "Long-Term Incentive Compensation" below for a description of the Committee's policy on restricted stock.

 Long-Term Incentive Compensation

  The Committee believes that awards of stock options promote the interest of the Company by providing performance incentives to executive officers and key employees who are responsible for the management, growth and financial success of the Company. Options are priced at 100% of the market value on the date of grant. Since stock options have no economic value to recipients until the price of the Company's stock exceeds the grant price, and since the option grants require that the executive serve for a period of time before all or a portion of the option may be exercised, the Committee believes that executives are motivated to manage their businesses in ways that over the long term will benefit shareholders through an increased stock price.

  As a general rule, the Committee considers the level of the optionee's job responsibility and his or her potential impact on the Company's performance in arriving at the number of shares to be granted under the stock option plans, as well as the frequency and amount of prior option grants. Neither the Company nor the Committee has established a target ownership level for equity holding in the Company by executive officers and key employees.

  Since adoption of the 1992 Stock Incentive Plan, the Committee has utilized restricted stock principally to reward selectively key employees, other than executive officers and senior management, for exceptional achievement and to serve as a retention device. Commencing with the year ended December 31, 1994, the Committee determined that short-term incentive compensation which exceeds predetermined target levels would be paid in shares of restricted stock vesting over a three-year period as replacement for cash compensation to executive officers. These awards also serve as a retention device. The Committee believes that the restricted stock awards also promote the interest of the Company by providing performance incentives and motivating award recipients to manage their business to benefit shareholders over the long term through an increased stock price.

FISCAL 1995 CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Clough's base salary of $75,000 per month through March 31, 1995 approximated his base salary and short-term incentive compensation for 1994. During 1994, the Board of Directors, upon the recommendation of the Committee, agreed to Mr. Clough's request to retire as Chief Executive Officer and as an employee effective March 31, 1995, requested that Mr. Clough continue as Chairman of the Board until the 1998 Meeting of Shareholders and authorized an agreement dated January 1, 1995 memorializing these understandings. Please see the material under the heading "Director Compensation" herein. Mr. Clough received no long-term incentive compensation in the fiscal year ended December 31, 1995, due to his retirement effective March 31, 1995.

  Mr. Ozorkiewicz' base salary of $400,000 in effect for 1995 was 33% greater than in the two previous fiscal years, reflecting his increased responsibilities as President and Chief Executive Officer effective March 31, 1995.

  Mr. Ozorkiewicz' incentive compensation for 1995 totalled $816,355, consisting of both financial performance and personal performance incentives. Of this amount, $280,000 was paid in cash and $536,355 was paid in shares of restricted stock in lieu of cash in accordance with the Company's executive incentive compensation program. Mr. Ozorkiewicz' total incentive compensation for 1995 represents a 290% increase over the amount paid in fiscal 1994 and approximately 200% of his base salary in effect for 1995. In assessing the personal performance of Mr. Ozorkiewicz, the Committee considered the Company's all-time record financial results in the fiscal year ended December 31, 1995. The Company recorded its best financial performance ever, in which annual sales surpassed the $1 billion level and earnings per share from continuing operations more than doubled. Such record performance generated an above target incentive for Mr. Ozorkiewicz based upon exceeding by a significant margin the financial goals set at the beginning of the year. The Committee also considered Mr. Ozorkiewicz' leadership of the Company, particularly executing the successful national and international expansion strategy and expanding the Company's value-added services.

RECENT INTERNAL REVENUE CODE AMENDMENTS

  The Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Given that the proposed Treasury Regulations interpreting Section 162(m) have been adopted in final form, the Company at this time will adopt appropriate changes to the Company's compensation structure or compensation or existing stock incentive option and plans, including the 1995 Stock Incentive Plan, to meet the Section 162(m) requirements, to generally preserve the deductibility of all compensation paid by the Company which is subject to Section 162(m). Please see Proposal 2 entitled "APPROVAL OF PROPOSED AMENDMENTS TO THE 1995 STOCK INCENTIVE PLAN."

                                          Respectfully submitted,

                                          Executive Compensation Committee of
                                           the Board of Directors

                                          Edward Sanders, Chairman
                                          Michael R. Corboy
                                          Stanley A. Wainer
                                          Frank S. Wyle

                              PERFORMANCE GRAPH

                COMPARISON OF 59-MONTH CUMULATIVE TOTAL RETURN*
                   AMONG WYLE ELECTRONICS, THE S&P 500 INDEX
                     AND THE S&P HIGH TECH COMPOSITE INDEX

                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period          WYLE           S&P          S&P HIGH
(Fiscal Year Covered)       ELECTRONICS    500 INDEX    TECH COMPOSITE
-------------------         -----------    ---------    --------------
Measurement Pt-  /  /       $100           $100         $100
FYE 1/91                    $108           $123         $107
FYE 1/92                    $148           $136         $112
FYE 1/93                    $153           $148         $131
FYE 1/94                    $156           $150         $153
FYE 1/95                    $285           $206         $220


  IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  THE FOREGOING REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE 34 ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During the year ended December 31, 1995, Messrs. Sanders, Corboy, Freedman, Wainer and Wyle served as members of the Executive Compensation Committee. Messrs. Freedman, Wainer and Wyle were formerly officers of the Company. Messrs. Wainer and Freedman served as consultants to the Company through July 1994 and December 1995, respectively. Mr. Wyle serves currently as a consultant to the Company.

CERTAIN TRANSACTIONS

  On December 23, 1994, the Company completed the sale of its Scientific Services & Systems ("SS&S") business to WESS Investment Corp., a buy-out group led by William E. Simon & Sons and certain members of the SS&S management ("WESS"). The Company has been advised that Frank S. Wyle, a director of the Company, serves also as a director of WESS, which changed its name in 1995 to Wyle Laboratories, Inc.

  WESS acquired certain assets and liabilities of SS&S, including receivables, inventory, property, plant and equipment, accounts payable and accrued expenses for a negotiated purchase price of $30 million in cash, subject to adjustment, plus additional amounts that may be paid to the Company under an earnout provision. The Company is performing certain administrative services for WESS pursuant to an administrative services agreement effective for a five year period.

APPROVAL OF PROPOSED AMENDMENTS TO THE 1995 STOCK INCENTIVE PLAN
(PROPOSAL 2)

  At the Annual Meeting, shareholders will be asked to approve amendments to the Company's 1995 Stock Incentive Plan (the "1995 Incentive Plan" or "Plan"), adopted by the Board of Directors on March 7, 1996, which would modify the performance goals used in connection with Performance-Based Awards intended to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  This summary of the 1995 Incentive Plan, as modified to reflect the proposed amendments described in this Proxy Statement, is qualified in its entirety by the full text of the 1995 Incentive Plan. A copy of the 1995 Incentive Plan is available for review at the principal executive offices of the Company and will be furnished to shareholders without charge upon written request directed to Stephen D. Natcher, Secretary, 15370 Barranca Parkway, Irvine, California 92718. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. FOR CERTAIN INFORMATION REGARDING OPTIONS AND RESTRICTED STOCK AWARDS GRANTED TO EXECUTIVE OFFICERS OF THE COMPANY, PLEASE SEE THE MATERIAL UNDER THE HEADING "EXECUTIVE OFFICERS' COMPENSATION AND OTHER INFORMATION."

PROPOSED AMENDMENTS TO THE 1995 INCENTIVE PLAN

  The Company's 1995 Incentive Plan was adopted by the Board of Directors on February 23, 1995 and approved by the shareholders on May 9, 1995. The Plan was subsequently amended by the Board to: (i) delete the provisions of the Plan which would have allowed participants to obtain loans from the Company to exercise their awards; (ii) impose a minimum three-year vesting schedule on shares of restricted stock of the Company awarded under the Plan; (iii) clarify that the Company may not reprice outstanding stock options and stock appreciation rights without prior shareholder approval; (iv) delete the provisions of the Plan which would have permitted the discretionary grant of awards to certain directors; and (v) to make certain other clarifying amendments.

  The Plan permits the grant of various types of share-based incentive awards or cash-based incentive awards, including certain types of "Performance-Based Awards" which are intended to qualify as "performance-based compensation" under Section 162(m) of the Code. Under Section 162(m), the Company may not deduct certain compensation of over $1,000,000 in any year to the Chief Executive

Officer or one of the four other most highly compensated executive officers of the Company ("Executive Officers") unless, among other things, this compensation qualifies as performance-based compensation under Section 162(m), and the material terms of the plan for such compensation are shareholder approved.

  The Plan currently provides that the performance goals for Performance-Based Awards are any one or a combination of Earnings Per Share, Return on Equity, Total Shareholder Return and Cash Flow (each as defined in the Plan). The Board of Directors has determined that it would be in the best interest of the Company and its shareholders to modify the performance goals for Performance-Based Awards. Specifically, the proposed amendments would modify the Plan to add Return on Net Assets ("RONA") and Earnings Growth as performance goals. The Company believes that RONA will serve as a useful performance measure because it is not subject to the variations caused by changes in capital structure, secondary offerings, and other balance sheet variables. In addition, the Company believes that it is in the best interest of shareholders for the Company to continue to grow its earnings. As a result Earnings Growth will serve as a useful performance indicator because it will measure the growth in the Company's earnings. Accordingly, the Board of Directors has adopted the following proposed amendments to Article 7 of the Plan:

    The definition of "Performance Goal" contained in Section 7.1 of the Plan shall be amended to read as follows:

      "(ab) "Performance Goal" shall mean EPS or ROE or Cash Flow or Total
             ----------------
    Shareholder Return or RONA or Earnings Growth, and "Performance Goals" means any combination thereof."

    Section 7.1 of the Plan shall be amended to add the following definition of "RONA" (Return on Net Assets):

      "(aj) "RONA" shall mean the operating earnings before interest,
             ----
    income taxes and goodwill amortization of the Corporation, divided by the average consolidated net assets of the Corporation, which represents total assets less current liabilities, excluding cash and equivalents, debt, deferred income taxes and amounts relating to discontinued operations."

    Section 7.1 of the Plan shall be further amended to add the following definition of "Earnings Growth":

      "(q) "Earnings Growth" shall mean a factor determined by the
            ---------------
    Committee which is based on a percentage change in the consolidated net income of the Corporation (less preferred dividends) over a stated period of time."

SUMMARY DESCRIPTION OF 1995 INCENTIVE PLAN

  Administration. The Plan is administered by the Executive Compensation Committee (the "Committee") consisting of two or more members, each of whom is "disinterested" as such term is defined for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside" as such term is defined for purposes of Section 162(m) of the Code. The Committee has the authority to determine the employees to be granted awards under the Plan and to determine the specific terms and conditions of such awards, including, without limitation, the number of shares subject to each award, the price to be paid for the shares and, subject to the requirements of applicable law, any performance or other vesting criteria. The Committee makes all other determinations necessary or advisable for the administration of the Plan.

  Eligibility. Any officer (whether or not a director) or key employee of the Company or its Subsidiaries, as determined in the sole discretion of the Committee, is eligible to be granted awards under the Plan.

  Shares Available for Awards. The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 500,000, subject to adjustment as described below. Subject to adjustments described below, the maximum number of shares of Common Stock which may be delivered pursuant to options and stock appreciation rights granted during any calendar year to any participant may not exceed 75,000 shares.

  The number and kind of shares available under the Plan are subject to adjustment in the event of (i) certain reorganizations, mergers, combinations, recapitalization, stock splits, stock dividends, or other similar events which change the number or kind of shares outstanding; or (ii) extraordinary dividends or distributions of property to the shareholders. Shares relating to options or stock appreciation rights which are not exercised, restricted stock awards which do not vest, performance share awards which are not issued and any award which is not exercised or which expires or is cancelled will again become available for regrant and award purposes under the Plan to the extent permitted by law.

  The Company estimates that all officers of the Company will be among those eligible to receive awards, subject to the discretion of the Committee to determine the particular individuals who, from time to time, will be selected to receive awards. The number of key employees of the Company and its Subsidiaries who will be eligible to receive awards has not been determined. In addition, other than the awards made heretofore under the 1995 Plan, neither the individuals who are to receive awards, the number of awards that will be granted to any individual or group of individuals, nor the amounts to be payable with respect to awards, have been determined at this time.

  Vesting and Award Periods. Except as may be provided in an applicable Award Agreement, no award made under the Plan may be exercisable or may vest until at least six months after the initial Award Date, and once exercisable an award shall remain exercisable until the expiration or earlier termination of the award. Each restricted stock award granted under the Plan is subject to either a minimum three-year "cliff" vesting schedule or a three-year installment vesting schedule. Each award shall expire on such date as is determined by the Committee, but in the case of options, not later than ten years after the Award Date.

  Transferability. The Plan provides, with limited exceptions, that rights or benefits under any award are not assignable or transferable except by will or the laws of descent and distribution, and that only the participant, subject to such exception (consistent with applicable legal considerations), may exercise the award during the participant's lifetime.

AWARDS THAT MAY BE GRANTED UNDER THE PLAN.

  Performance Share Awards and Performance-Based Awards. The Committee may, in its discretion, grant one or more performance share awards to any participant based upon such factors (including the contributions, responsibilities and other compensation of the person) as the Committee shall deem relevant in light of the specific type and terms of the award. The amount of cash or shares or other property that may be deliverable pursuant to such an award is based upon the degree of attainment over a specified period of such measure(s) of performance of the Company (or any part thereof) or the participant as may be established by the Committee. An Award Agreement shall specify the maximum number of shares (if any) subject to the performance share award, the consideration (but not less than the minimum lawful consideration) to be paid for any such shares as may be issuable to the participant, the duration of the award and the conditions upon which delivery of any shares or cash to the participant shall be based.

  Without limiting the generality of the foregoing and as described above (see "PROPOSED AMENDMENTS TO THE 1995 INCENTIVE PLAN"), the Plan permits the Committee to grant certain other types of awards ("Performance-Based Awards") which are intended to qualify as "performance-based compensation" under
Section 162(m) of the Code. Stock options and stock appreciation rights that are granted under the Plan at a fair market value exercise price are intended to qualify as performance-based compensation. In addition, other share-based awards (such as restricted stock or performance awards) may be granted under the Plan and are intended to qualify as performance-based compensation under
Section 162(m). The Plan also provides for the grant of Performance-Based Awards that are not denominated nor payable in and do not have a value derived from the value of or a price related to shares of Common Stock and are payable only in cash ("Cash-Based Awards") that are intended to satisfy the requirements for performance-based compensation under Section 162(m). With reference to the Performance-Based Awards, the material terms of the Plan include the eligible class of participants, the performance goal or goals and the maximum number of shares or amount deliverable or payable thereunder to any individual participant.

  The eligible class of persons for Performance-Based Awards under the Plan is all officers and key employees of the Company and its Subsidiaries. Performance-Based Awards granted to Executive Officers thereunder may be granted only in accordance with the requirements of Section 162(m), as set forth below.

  The performance goals for Performance-Based Awards under the Plan are described above (see "PROPOSED AMENDMENTS TO THE 1995 INCENTIVE PLAN"). These goals will be applied over either consecutive or rolling cycles of more than one but not more than five fiscal years. Specific cycles, weightings of more than one performance goal and target levels of performance upon which actual payments will be based, as well as the award levels payable upon achievement of specified levels of performance, will be determined by the Committee not later than the applicable deadline under Section 162(m) of the Code and in any event at a time when achievement of such targets is substantially uncertain. These variables may change from cycle to cycle. Appropriate adjustments to the performance goals and targets in respect of Performance-Based Awards may be made by the Committee based upon objective criteria in the case of certain events that in any case were not anticipated (or the effects of which were not anticipated) at the time goals were established, in order to neutralize the effect of such events on the Performance-Based Awards. The Company believes that specific performance targets (when established) are likely to constitute confidential business information, the disclosure of which may adversely affect the Company or mislead the public.

  The Committee must certify the achievement of the applicable performance goals and the actual amount payable to each participant under the Performance-Based Awards prior to payment. Performance-Based Awards generally will be paid following the completion of each cycle. The Committee may retain discretion to reduce, but not increase, the amount payable under a Performance-Based Award to any participant, notwithstanding the achievement of targeted performance goals. Performance-Based Awards may be accelerated in the event of a Change in Control Event (as defined in the Plan).

  The maximum amount payable to any participant under all Cash-Based Awards which are intended to be Performance-Based Awards during any calendar year under the Plan is $1,000,000. The maximum number of shares of the Company's Common Stock that may be subject to all Performance-Based Awards, including stock options and stock appreciation rights, that are granted to any participant during any calendar year cannot exceed 75,000 shares, either individually or in the aggregate.

  Other Types of Awards. In addition to the performance share awards and Performance-Based Awards described above, the Plan permits the Committee to grant the following types of awards: stock options (nonqualified and incentive), stock appreciation rights, and restricted stock awards. In general, the exercise price for such awards, if applicable, is generally the closing price for a share of Common Stock reported on the New York Stock Exchange on the date of grant. On March 18, 1996, the closing price for a share of Common Stock reported on the New York Stock Exchange was $32.50.

  Termination of Employment. Absent provisions to the contrary in the Award Agreement or Committee action, no stock option or stock appreciation right will be exercisable, no restricted stock award will vest and no performance share award will be paid after an employee's termination of employment. Nevertheless, in the case of stock options and stock appreciation rights, if such termination is due to the option holder's normal retirement, the exercise period will be extended for three months after termination. In addition, if such termination is due to death or permanent disability, the exercise period will be extended for one year after such event. Moreover, in the event of any termination of employment for any reason, the Committee or the terms of the Award Agreement may extend the exercise period up to any later date. In no case, however, will the exercise period extend beyond the original expiration date of the option or stock appreciation right. The Committee or the terms of an Award Agreement may also provide for additional vesting upon termination in the case of restricted stock and performance share awards.

  Acceleration of Awards. Upon the approval by the shareholders of a dissolution or liquidation, certain agreements to merge or consolidate, sale of substantially all of the Company's assets or certain other "Change in Control Events" (as defined in the Plan), each option and related stock appreciation right will become immediately exercisable, each restricted stock award shall immediately vest and each performance share award or Performance-Based Award shall immediately become payable provided that awards shall in no event be accelerated to a date less than six months after the Award Date. Such acceleration will automatically occur unless the Committee, prior to any such event, determines otherwise.

  Termination of or Changes to the Plan. The authority to grant new awards under the Plan will terminate on February 23, 2005, unless the Plan is terminated prior to that time by the Board of Directors. Such termination typically will not affect rights of participants which accrued prior to such termination. The Board may, without shareholder approval, suspend or amend the Plan at any time, and the Committee may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the term (subject to maximum term limits), accelerate exercisability or vesting or preserve benefits of the award. However, the Committee may not, without prior shareholder approval, reprice outstanding stock options and stock appreciation rights. In addition, without shareholder approval, the Board may not increase the maximum number of shares which may be delivered pursuant to awards granted under the Plan, materially increase the benefits accruing to participants under the Plan or materially change the requirements as to the eligibility to participate in the Plan.

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS UNDER THE PLAN

  The federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Plan. State and local tax consequences are beyond the scope of this summary.

  Nonqualified Stock Options. No taxable income will be realized by an option holder upon the grant of a nonqualified stock option under the Plan. When the holder exercises the nonqualified stock option, however, he or she will generally recognize ordinary income equal to the difference between the option price and the fair market value of the shares at the time of exercise. The Company is generally entitled to a corresponding deduction at the same time and in the same amounts as the income recognized by the option holder. Upon a subsequent disposition of the Common Stock, the holder will realize short-term or long-term capital gain or loss, depending on how long the Common Stock is held. The Company will not be entitled to any further deduction at that time.

  Incentive Stock Options. An employee who is granted an incentive stock option under the Plan does not recognize taxable income either on the date of its grant or on the date of its exercise, provided that, in general, the exercise occurs during employment or within three months after termination of employment. However, any appreciation in value of the Common Stock after the date of the grant will be includable in the participant's federal alternative minimum taxable income at the time of exercise in determining liability for the alternative minimum tax. If Common Stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the Common Stock will be treated as long-term capital gain or loss. If stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "Disqualifying Disposition"), he or she will generally recognize ordinary income at the time of such Disqualifying Disposition equal to the difference between the exercise price and the fair market value of the Common Stock on the date the incentive stock option is exercised or, if less, the excess of the amount realized on the Disqualifying Disposition over the exercise price. Any remaining gain or net loss is treated as a short-term or long-term capital gain or loss, depending upon how long the Common Stock is held. Unlike the case in which a nonqualified stock option is exercised, the Company is not entitled to a tax deduction upon either the grant or exercise of an incentive stock option or upon disposition of the Common Stock acquired pursuant to such exercise, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition.

  Stock Appreciation Rights. The recipient of a stock appreciation right is not taxed upon the grant of the stock appreciation right. Likewise, the Company will not be entitled to a deduction for the stock appreciation right. Upon the exercise of a stock appreciation right, the recipient generally will be taxed at ordinary income tax rates on the amount of cash received and the fair market value of any Common Stock received. The amount of ordinary income recognized by the recipient is deductible by the Company in the year that the income is recognized. The recipient's basis in any shares acquired is equal to the amount of ordinary income recognized with respect to such shares, and, upon subsequent disposition, any further gain or loss is taxable either as short-term capital gain or loss, depending on how long the shares are held. The holding period for such shares commences as of the date ordinary income is recognized.

  Restricted Stock Awards. In general, no income is recognized by the recipient upon the grant of a restricted stock award. Unless the recipient makes an election described below, the recipient will recognize ordinary income when the restrictions lapse equal to the excess of the fair market value of the restricted stock at the time the restrictions lapse over the amount which the recipient paid for the restricted stock, if any. The Company may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income.

  The recipient may elect, within 30 days after the date of receipt of the award, to recognize ordinary income arising from the award as of the award date. If such election is made, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the stock over the amount paid, if any, at the time of receipt.

  The tax treatment of restricted stock which is disposed of will depend upon whether the recipient made an election to include the value of the stock in income when awarded. If the recipient made such an election, any disposition after the restrictions lapse will result in a long-term or short-term capital gain or loss depending upon the period the restricted stock is held. If, however, such election is made and for any reason the restrictions imposed on the restricted stock fail to lapse, the individual will not be entitled to a deduction. If an election is not made, disposition after the lapse of restrictions will result in short-term or long-term capital gain or loss (depending on the period of time the stock is held after the restrictions lapse) equal to the difference between the amount received on disposition and the greater of the amount paid for the stock by the recipient or its fair market value at the date the restrictions lapsed.

  Performance Share Awards. A participant who has been granted a performance share award will generally not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income, and the Company will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

  Special Rules Governing Persons Subject to Section 16(b). Under the federal tax law, special rules may apply to participants in the Plan who are subject to the restrictions on resale of the Company's Common Stock under Section 16(b) of the Exchange Act. These rules, which effectively take into account the Section 16(b) restrictions, apply in limited circumstances and may impact the timing and/or amount of income recognized by these persons with respect to certain stock-based awards under the Plan.

  Accelerated Payments. If as a result of certain changes in control of the Company, a participant's options or stock appreciation rights become immediately exercisable, or if restrictions immediately lapse on restricted stock, or if shares covered by a performance share award are immediately issued or a cash payment under an award is accelerated, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will generally be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

  Section 162(m) Limits. Notwithstanding the foregoing discussion with respect to the deductibility of compensation under the Plan by the Company, Section 162(m) of the Code would render nondeductible to the Company certain compensation paid to certain employees required to be named in the Summary Compensation Table (i.e., the Chief Executive Officer or one of the four other most highly compensated executive officers of the Company, the "Executive Officers") in excess of $1,000,000 in any year unless such excess compensation is "performance-based" (as defined in the Code) or is otherwise exempt from these limits on deductibility. The applicable conditions of an exemption for performance-based compensation plans include, among others, a requirement that the shareholders approve the material terms of the plan. Stock options, stock appreciation rights and certain (but not all) other types of awards that may be granted to Executive Officers as contemplated by the Plan are intended to qualify for the exemption for performance-based compensation under Section 162(m). However, in light of uncertainties regarding its ultimate interpretation, no assurances can be given that all compensation intended to so qualify will in fact be deductible if the non-qualifying amount should, together with other non-exempt compensation, paid to an Executive Officer, exceed $1,000,000.

VOTE REQUIRED FOR APPROVAL OF PROPOSED AMENDMENTS TO THE PLAN

  Approval of the proposed amendments to the Plan requires the affirmative vote of the holders of a majority of the Common Stock present, or represented, and entitled to vote at the Annual Meeting assuming the presence of a quorum. Each share of Common Stock is entitled to one vote.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1995 INCENTIVE PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THE PROXY.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
(PROPOSAL 3)

  The Board of Directors of the Company, upon the recommendation of the Audit Committee, has unanimously appointed the firm of Arthur Andersen LLP as independent public accountants to examine the consolidated financial statements of the Company for the year ending December 31, 1996, and a resolution will be presented at the Annual Meeting to ratify such appointment. Arthur Andersen LLP has acted as independent public accountants of the Company since 1961. No member of that firm or any of its associates has any financial interest in the Company or any of its subsidiaries or affiliates. A representative of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and is expected to be available to respond to appropriate questions from the shareholders.

  Although this appointment is not required to be submitted to a vote of the shareholders, the Board believes it is appropriate as a matter of policy to request that shareholders ratify the appointment. If the shareholders, by the affirmative vote of the holders of shares representing a majority of votes cast (in person or by proxy) on the resolution at the Annual Meeting, do not ratify the selection of Arthur Andersen LLP, then the selection of independent public accountants will be reconsidered by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP AS DESCRIBED ABOVE. PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THE PROXY.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the 34 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with, other than Mr. Adamczyk, who inadvertently failed to file a report in 1995 reflecting a change in common stock ownership, and Messrs. Clough, Corboy and West, who inadvertently filed late reports reflecting automatic stock option grants under the 1993 Eligible Directors' Stock Option Plan. All deficiencies were corrected promptly upon discovery.

OTHER MATTERS

  The Board is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of Proxy to vote in accordance with their best judgment on such matter.

SUBMISSION OF SHAREHOLDER PROPOSALS

  Proposals intended for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders should be sent to the attention of the Secretary of the Company at 15370 Barranca Parkway, P.O. Box 19765, Irvine, California 92713-9675 and must be received by November 28, 1996.

                                       By Order of the Board of Directors


                                       [SIGNATURE LOGO]

                                       Stephen D. Natcher
                                       Secretary

Irvine, California
March 29, 1996

                                     MAP TO
                               WYLE ELECTRONICS'
                          ANNUAL SHAREHOLDERS MEETING


                             [WYLE ELECTRONICS MAP]

                               WYLE ELECTRONICS

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                OF THE COMPANY FOR ANNUAL MEETING MAY 14, 1996

  The undersigned, a shareholder of WYLE ELECTRONICS, a California corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 1995; and, revoking any proxy previously given, hereby constitutes and appoints R. Van Ness Holland, Jr. and Stephen D. Natcher, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of WYLE ELECTRONICS standing in the name of the undersigned at the Annual Meeting of Shareholders of WYLE ELECTRONICS, on Tuesday, May 14, 1996 at 2:00 p.m. local time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE (PROPOSAL 1); AND FOR PROPOSAL 2 AND FOR PROPOSAL 3.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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                             FOLD AND DETACH HERE
                                  Please mark
                                 your votes as
                                 indicated in
                                 this example
                                       X
THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NAMED NOMINEES IN PROPOSAL 1; AND FOR PROPOSALS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE THREE NAMED NOMINEES IN PROPOSAL 1; AND FOR PROPOSALS 2 AND 3.
                                      FOR
                               WITHHELD FOR ALL
                                      FOR
                                    AGAINST
                                    ABSTAIN
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. Election of Directors: Jack S. Kilby, Kirk West and Frank S. Wyle
2. Approval of Amendments to 1995 Stock Incentive Plan.
3. Ratification of the appointment of Arthur Andersen LLP as auditors for 1996.
WITHHELD FOR: (Write that nominee's name in the space provided below).
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4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting and any and all postponements or adjournments thereof.

Signature(s) __________________________    Date _______________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Corporations and partnerships should sign in the corporate or partnership name by an authorized officer.

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                     PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
              AND RETURNING IT IN THE ENCLOSED POSTPAID ENVELOPE